Exhibit 99.1

Clayton Holdings Names Two New Independent Directors

SHELTON, Conn.—(BUSINESS WIRE)—March 1, 2007—Clayton Holdings, Inc. (NASDAQ:CLAY), a provider of information-based analytics, consulting and outsourced services for capital markets firms, lending institutions, fixed income investors and loan servicers, today announced the elections of David Gilbert and Michael Sonderby as new, independent members of the company’s board of directors, effective February 28, 2007.

Mr. Gilbert has held executive management positions in a broad range of financial services companies, including start-ups and mature businesses.  Most recently, he served as chairman and chief executive officer of ERisk, a provider of enterprise risk management solutions, including consulting services and software products. Earlier in his career, Mr. Gilbert served as chairman of the board of California Federal Bank, where he led a comprehensive reorganization, successful turnaround initiative and sale of the company to First Nationwide Bank.  He has held faculty appointments at Harvard University, the Wharton School of Finance and the City College of New York, and he has authored numerous publications on issues of risk management, banking and management information.

Mr. Sonderby is a retired managing partner of Deloitte & Touche’s Philadelphia office.  During his 38 years with the firm, he worked extensively with clients in the insurance industry, and as managing partner, he led a newly organized enterprise risk management function for the eastern United States.  He also served as partner-in-charge of audit services in the firm’s New Jersey office.  Mr. Sonderby has worked closely with many large corporations as an advisory partner. He is a certified public accountant in several states and a member of the AICPA and Pennsylvania Institute of CPAs.

“We’re pleased to welcome David and Michael to the board,” said Frank Filipps, Chairman and Chief Executive Officer of Clayton.  “They bring outstanding records of achievement, with deep experience in financial services and risk management.  We are fortunate to be able to call upon their judgment and insight as we shape Clayton’s strategy for continued growth.”

About Clayton Holdings, Inc.

Clayton Holdings, Inc., headquartered in Shelton, Connecticut, is an information and analytics company serving leading capital markets firms, lending institutions, fixed income investors and loan servicers with a full suite of information-based analytics, specialty consulting and outsourced services. Clayton’s services include due diligence analytics, conduit support services, professional staffing, compliance products and services, credit risk management and surveillance and specialized loan servicing services. Additional information is available at www.clayton.com.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the federal securities laws. When used, the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “result,” “should”, “will” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties, both known and unknown and often beyond our control, and are not guarantees of future performance insofar as actual events or results may vary materially from those anticipated. Factors that may cause such a variance include, among others, those discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

CONTACT: Campbell Lewis Communications
William F. Campbell, 212-995-8057
917-328-6539 (m)
bill@campbelllewis.com

SOURCE: Clayton Holdings, Inc.